Exhibit 99.1

[GRAPHIC]

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Internet Capital Group

Investor Relations

610-727-6900

IR@internetcapital.com

Internet Capital Group Announces Agreement to Issue Convertible Notes

The Company enters into agreement to secure $60 million in financing

Wayne, Pa – April 1, 2004 – Internet Capital Group, Inc. (Nasdaq: ICGE; “ICG”) today announced that it has entered into an agreement for the private placement of $60 million principal amount of 5% senior convertible notes due April 2009 (the “Notes”). The Notes are convertible into ICG common stock at a conversion price of $0.4554 per share, or 120% of the weighted average stock price for the five trading days immediately prior to execution of the securities purchase agreement. The transaction, which is subject to certain closing conditions, is expected to close in May or June of 2004.

The Company will use a portion of the net proceeds to redeem the remaining $39.1 million of outstanding 5½% convertible subordinated notes due December 2004. The remaining net proceeds will be used for general working capital purposes and acquisitions of interests in new and existing partner companies.

“We are extremely pleased with the terms of our private placement on several fronts,” said Walter Buckley, Chairman and CEO of ICG. “It signifies a fundamental vote of confidence in the future of ICG. Moreover, the financing will allow us to satisfy our current debt obligation and gain additional flexibility in our capital structure, enabling us to fully focus our resources on maximizing the success of our partner companies and growing our overall asset value.”

The securities purchase agreement provides that ICG will seek to obtain stockholder approval at its April 23, 2004 annual meeting regarding a reverse stock split of the Company’s common stock in order to maintain its Nasdaq listing. If such approval is not obtained, and the Company’s stock is not listed on Nasdaq or another national market, the note purchasers may elect not to proceed with the transaction.

Liquidity Update

Cash on an ICG corporate basis increased by $4.3 million, from $50.6 million at December 31, 2003 to $54.9 million at March 31, 2004. The March 31, 2004 balance does not include the cash proceeds of approximately $5.8 million from the sale of 1.4 million shares of Onvia.com, Inc. common stock as the trades will settle in early April.

About Internet Capital Group

Internet Capital Group, Inc. (http://www.internetcapital.com) is an information technology company actively engaged in delivering software solutions and services designed to enhance business operations by increasing efficiency, reducing costs and improving sales results. ICG operates through a network of partner companies that deliver these solutions to customers. To help drive partner company progress, ICG provides operational assistance, capital support, industry expertise, access to operational best practices, and a strategic network of business relationships. Internet Capital Group is headquartered in Wayne, Pa.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in additional partner companies, debt obligations, additional financing requirements, the effect of economic conditions generally and in the e-commerce and information technology markets specifically, and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.